In UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

COMPX INTERNATIONAL INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMPX INTERNATIONAL INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

April 11, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 annual meeting of stockholders of CompX International Inc., which will be held on Wednesday, May 24, 2023, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620. The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Loretta J. Feehan
Chair of the Board

Scott C. James
President and Chief Executive Officer

COMPX INTERNATIONAL INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2023

To the Stockholders of CompX International Inc.:

The 2023 annual meeting of stockholders of CompX International Inc. will be held on Wednesday, May 24, 2023, at 10:00 a.m., local time, at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620, for the following purposes:

1.	to elect the eight director nominees named in the proxy statement to serve until the 2024 annual meeting of stockholders;
2.	to approve, on a nonbinding advisory basis, our named executive officer compensation;
3.	to approve, on a nonbinding advisory basis, the preferred frequency for stockholders to consider approving executive compensation; and
4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 29, 2023, has been set as the record date for the meeting. Only holders of our class A common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

Jane R. Grimm, Secretary

Dallas, Texas

April 11, 2023

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 24, 2023.

The proxy statement and annual report to stockholders (including CompX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022) are available at www.viewproxy.com/CompX/2023.

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-ii-

GLOSSARY OF TERMS

“Alliance Advisors” means Alliance Advisors, LLC, our proxy management advisor who will act as inspector of election for the annual meeting of stockholders.

“401(k) Plan” means The Employee 401(k) Retirement Plan, a defined contribution plan.

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX,” “us,” “we” or “our” means CompX International Inc.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural L.L.C., one of our parent companies.

“EWI” means EWI RE, Inc., a wholly owned subsidiary of NL that, prior to NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, was a reinsurance brokerage and risk management company.

“Family Trust” means the Harold C. Simmons Family Trust No. 2, which was established for the benefit of Lisa K. Simmons and her late sister and their children.

“independent directors” means the following directors: Thomas E. Barry, Terri L. Herrington, Kevin B. Kramer, Ann Manix and Mary A. Tidlund, as applicable.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide products.

“named executive officer” means any person named in the 2022 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company (i) of which we are a subsidiary and (ii) that holds a significant investment in Kronos Worldwide.

“NLKW” means NLKW Holding, LLC, a wholly owned subsidiary of NL, which holds a significant equity interest in Kronos Worldwide.

“NYSE American” means the NYSE American (formerly named NYSE MKT), the stock exchange on which our shares of class A common stock trade.

“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 29, 2023, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2023 annual meeting of our stockholders.

“RPT Policy” means the CompX International Inc. Policy Regarding Related Party Transactions, as amended and restated effective March 2, 2022.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“Say-When-on-Pay” means the third proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders on how often we should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings as such proposal is described in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our class A common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company of which NL and Kronos Worldwide are subsidiaries.

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COMPX INTERNATIONAL INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2023 annual meeting of stockholders to be held on Wednesday, May 24, 2023 and at any adjournment or postponement of the meeting. We will begin mailing our 2023 annual meeting materials on or about April 19, 2023 to the holders of our class A common stock as of the close of business on March 29, 2023. Our mailed materials include:

●	the accompanying notice of the 2023 annual meeting of stockholders;
●	this proxy statement;
●	our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and
●	the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not in your name in certificate form or electronically with our transfer agent, Computershare).

We are not incorporating the 2022 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.

Please refer to the Glossary of Terms on page iii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:What is the purpose of the annual meeting?

A:At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

●	Proposal 1 – the election of the eight director nominees named in this proxy statement;
●	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay); and
●	Proposal 3 – the approval, on a nonbinding advisory basis, of the preferred frequency stockholders will consider approving executive compensation (Say-When-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?
A:	The board of directors recommends that you vote FOR:
●	the election of each of the nominees for director named in this proxy statement;
●	the approval and adoption of proposal 2 (Say-on-Pay); and

●	as set forth in proposal 3 (Say-When-on-Pay), the approval of an annual Say-on-Pay, as compared to every other year or every three years.
Q:	Who is allowed to vote at the annual meeting?
A:

The board of directors has set the close of business on March 29, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of our class A common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 12,307,157 shares of our class A common stock were issued and outstanding. Each share of our class A common stock entitles its holder to one vote.

Q:	How do I vote if I am a stockholder of record?
A:

If you hold shares of our class A common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record. As a stockholder of record, you may:

●	vote over the internet at www.AALvote.com/CIX;
●	vote by telephone using the voting procedures set forth on your proxy card;
●	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or
●	vote in person at the annual meeting.
Q:

What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement, proposal 2 (Say-on-Pay) or proposal 3 (Say-When-on-Pay)?

A:	If you are a stockholder of record, the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:How do I vote if my shares are held through a brokerage firm or other nominee?

A:

If you hold your shares through a brokerage firm or other nominee, you must follow the instructions on your voting instruction form on how to vote your shares. In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided on your voting instruction form.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 or proposal 3 in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares. If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 or proposal 3, your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on proposal 2 or proposal 3 and your vote will be counted as a “broker/nominee non-vote.” “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 or proposal 3.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?
A:

If you wish to vote in person at the annual meeting, you will need to follow the instructions on your voting instruction form on how to obtain the appropriate documents to vote in person at the meeting.

Q:	Who will count the votes?
A:	The board of directors has appointed Alliance Advisors to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.
Q:	Is my vote confidential?
A:	Yes. All proxy cards, ballots or voting instructions will be kept confidential in accordance with our bylaws.
Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?
A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:
●	delivering to Alliance Advisors a written revocation;
●	submitting another proxy card bearing a later date;
●	changing your vote on www.AALvote.com/CIX;
●	using the telephone voting procedures set forth on your proxy card; or
●	voting in person at the annual meeting.
Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?
A:

If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?
A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the votes from holders of the outstanding shares of our class A common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the annual meeting that would allow a brokerage firm or nominee to cast a vote on uninstructed shares. If a brokerage firm or other nominee receives no instruction for the election of any director nominee and receives no instruction for proposal 2 or proposal 3, such uninstructed shares will be counted as not entitled to cast a vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting. If a brokerage firm or other nominee receives instructions on the election of at least one director nominee or on proposal 2 or proposal 3, such instructed shares will be counted as present and entitled to cast a vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

NL directly held approximately 87.4% of the outstanding shares of our class A common stock as of the record date. NL has indicated its intention to have its shares of our common stock represented at the meeting. If NL attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?
A:

Under applicable state law and our governing documents, a plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee. Our governing documents do not authorize cumulative voting. Accordingly, the eight candidates receiving the highest number of affirmative votes at the annual meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. There is no “against” option, and votes that are “withheld” or not cast, including broker/nominee non-votes, will not be counted toward that nominee’s achievement of a plurality.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement. If NL attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?
A:

The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the outstanding shares of our class A common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal. If NL attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to adopt and approve an annual frequency for proposal 3 (Say-When-on-Pay)?
A:

Because there are multiple choices and this proposal is a nonbinding advisory vote, there is no minimum requisite vote under our certificate of incorporation, our bylaws or Delaware law to approve a certain frequency of future Say-on-Pay proposals. Accordingly, if you indicate on the proxy card that you approve one of the options other than abstain, we will deem that you consent that a plurality of the affirmative votes will determine the preferred frequency of future Say-on-Pay proposals, subject to the right of our board of directors to decide that it is in the best interests of us and our stockholders to hold a nonbinding advisory vote more or less frequently than the option our stockholders choose by a plurality of the affirmative votes. Since this proposal needs only receive the plurality of affirmative votes from the holders represented and entitled to vote at the meeting to approve the preferred frequency of future Say-on-Pay proposals, an abstention or a broker/nominee non-vote on this proposal will have no effect on the outcome of this proposal.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR an annual nonbinding advisory vote on our named executive officer compensation. If NL attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve an annual nonbinding advisory vote on our named executive officer compensation.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?
A:

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative vote of the holders of the majority of the class A common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?
A:

If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?
A:

We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instruction forms to the beneficial owners of our class A common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER

NL directly held approximately 87.4% of the outstanding shares of our class A common stock as of the record date. NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay) and, with respect to proposal 3 (Say-When-on-Pay), for approval of an annual Say-On-Pay (Say-When-on-Pay), as compared to every other year or every three years. If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and approve proposal 2 and, with respect to proposal 3, approve an annual Say-on-Pay.

SECURITY OWNERSHIP

Ownership of CompX. The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our class A common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our class A common stock, each of our directors, each of the named executive officers (which include one former executive officer), and all of our current directors and executive officers as a group. See footnotes 3 and 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our class A common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock (1)
	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class (2)

5% Stockholders

Harold C. Simmons Family Trust No. 2	10,755,104	(3)(4)	87.4%
Lisa K. Simmons	10,755,104	(3)(4)	87.4%

Directors and Named Executive Officers

Thomas E. Barry	7,750	(5)	*
Loretta J. Feehan	9,750	(5)	*
Terri L. Herrington	5,750	(5)	*
Scott C. James	-0-	(5)	-0-
Kevin B. Kramer	3,511	(5)	*
Ann Manix	7,925	(5)	*
Michael S. Simmons	-0-	(5)	-0-
Mary A. Tidlund	6,750	(5)	*

Robert D. Graham	2,000	(5)	*
Bart W. Reichert	-0-	(5)	-0-
Amy E. Ruf	-0-	(5)	-0-
Amy A. Samford	1,000	(5)	*

Current directors and executive officers as a group (15 persons)	45,743	(5)	*

*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. Except as noted in footnote 4 to this table, the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.
(2)	The percentages set forth above and in the following footnotes are based on 12,307,157 shares of our class A common stock outstanding as of the record date.
(3)	The shares reported in this table for the Family Trust and Ms. Simmons consist of 10,755,104 shares held directly by NL. See footnote 4 to this table, below.
(4)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.

A majority of Contran’s outstanding voting stock is held directly by Ms. Simmons and various family trusts established for the benefit of Ms. Simmons, Thomas C. Connelly (the husband of Ms. Simmons’ late sister) and their children and for which Ms. Simmons or Mr. Connelly, as applicable, serves as trustee (collectively, the “Other Trusts”). With respect to the Other Trusts for which Mr. Connelly serves as trustee, he is required pursuant to a stockholders agreement to vote the shares of Contran voting stock held in such trusts in the same manner as Ms. Simmons. Such voting rights of Ms. Simmons last through April 22, 2030 and are personal to Ms. Simmons. The remainder of Contran’s outstanding voting stock is held by the Family Trust, for which Tolleson Private Bank, a third party financial institution, serves as trustee (the “Trustee”). Ms. Simmons can appoint qualifying successor trustees of the Family Trust if the Trustee resigns or otherwise decides not to serve as trustee. The business address of the Family Trust (and the Trustee) is 5550 Preston Road, Suite B, Dallas, Texas 75205.

Ms. Simmons serves as chair of the board of directors of Contran, and two other members of Contran management also serve on the board of directors of Contran.

Contran is the holder of the sole membership interest of Dixie Rice and may be deemed to control Dixie Rice.

Ms. Simmons and the Family Trust are related to Valhi, which directly holds 82.7% of the outstanding shares of NL common stock.

Ms. Simmons and the Family Trust are related to the following entities that directly hold the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi	50.3%
NLKW	30.5%
Contran	Less than 1%

Ms. Simmons and the Family Trust are related to Dixie Rice, which directly holds 91.5% of the outstanding shares of Valhi common stock. NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 1,197,746 shares and 143,743 shares, respectively, of Valhi common stock. Since NL and Kronos Worldwide are majority owned subsidiaries of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes. Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.

By virtue of the stock ownership of each of Kronos Worldwide, NL, Valhi, Dixie Rice and Contran, Ms. Simmons being a beneficiary of the Family Trust, the direct holdings of Contran voting stock by Ms. Simmons, the voting rights conferred to Ms. Simmons by a stockholders agreement relating to Contran stock, Ms. Simmons’ position as chair of the Contran board, and the Family Trust’s ownership of Contran voting stock, in each case as described above:

●	Ms. Simmons and the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust) may be deemed to control each of Contran, Dixie Rice, Valhi, NL, Kronos Worldwide and us; and
●	Ms. Simmons, the Family Trust (and the Trustee, in its capacity as trustee of the Family Trust), Contran, Dixie Rice, Valhi, NL, Kronos Worldwide and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Ms. Simmons disclaims beneficial ownership of all shares of our class A common stock, except to the extent of her pecuniary interest in such shares, if any. The Family Trust (and the Trustee) disclaims beneficial ownership of all shares of our class A common stock except to the extent of its pecuniary interest in such shares, if any.

(5)	Each of our directors or executive officers (and Mr. Graham, our former officer) disclaims beneficial ownership of any shares of our common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

We understand that Contran and related entities or persons may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies. Some of our directors and executive officers own equity securities of certain companies related to us.

Ownership of NL and Valhi. The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our directors and director nominees, each of the named executive officers (which include one former executive officer), and all of our current directors and executive officers as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	NL Common Stock			Valhi Common Stock
	Amount and Nature		Percent of	Amount and Nature		Percent of
	of Beneficial		Class	of Beneficial		Class
Name of Beneficial Owner	Ownership (1)		(1)(2)	Ownership (1)		(1)(3)

Thomas E. Barry	-0-	(4)	-0-	7,732	(4)	*
Loretta J. Feehan	26,150	(4)	*	3,691	(4)	*
Terri L. Herrington	-0-	(4)	-0-	3,108	(4)	*
Kevin B. Kramer	-0-	(4)	-0-	400	(4)	*
Ann Manix	-0-	(4)	-0-	-0-	(4)	-0-
Michael S. Simmons	-0-	(4)	-0-	-0-	(4)	-0-
Mary A. Tidlund	-0-	(4)	-0-	3,441	(4)	*

Robert D. Graham	6,500	(4)	*	2,182	(4)	*
Scott C. James	-0-	(4)	-0-	-0-	(4)	-0-
Bart W. Reichert	-0-	(4)	-0-	-0-	(4)	-0-
Amy E. Ruf	-0-	(4)	-0-	-0-	(4)	-0-
Amy A. Samford	2,000	(4)	*	1,000	(4)	*

Current directors and executive officers as a group (15 persons)	29,150	(4)	*	21,872	(4)	*

*	Less than 1%.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.
(2)	The percentages are based on 48,815,734 shares of NL common stock outstanding as of the record date.
(3)	The percentages are based on 28,279,493 shares of Valhi common stock outstanding for voting purposes as of the record date. NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 1,197,746 shares and 143,743 shares, respectively, of Valhi common stock. Since NL and Kronos Worldwide are majority owned subsidiaries of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes. Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.
(4)	Each of our directors or executive officers (and Mr. Graham, our former officer) disclaims beneficial ownership of any shares of NL or Valhi common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders. Our board of directors has currently set the number of directors at eight and recommends the eight director nominees named in this proxy statement for election at our 2023 annual stockholder meeting. The directors elected at the meeting will hold office until our 2024 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the director nominees are currently members of our board of directors whose terms will expire at the 2023 annual meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. All of our nominees have extensive senior management and policy-making experience or significant accounting experience. We believe all of our nominees are knowledgeable about our business. Each of our independent directors is financially literate. The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him or her for election as a director.

Thomas E. Barry, age 79, has served on our board of directors since 2016. Dr. Barry has held the position of professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since 1970, with emeritus status beginning in 2017. He also served the university as vice president for executive affairs from 1995 to 2015. Since prior to 2018, he has served as a director of Valhi and a member of its audit and management development and compensation committees (including serving as chairman of Valhi’s audit and management development and compensation committees since 2016). He is the chairman of our audit committee and a member of our management development and compensation committee.

Dr. Barry has seven years of experience on our board of directors and over 22 years of experience on Valhi’s board of directors, audit committee and management development and compensation committee. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution and from a former publicly held corporation affiliated with us, which was publicly held at the time he served as one of its directors.

Loretta J. Feehan, age 67, has served as chair of the board (non-executive) of us, Kronos Worldwide, NL and Valhi since 2017, and as a director of each such company since 2014. She is a certified public accountant who consults on financial and tax matters. Prior to forming her own practice, she served as a tax partner with Deloitte and Touche LLP serving primarily corporate clients. Ms. Feehan also taught continuing education courses from 2002 to 2016 to tax practitioners around the country for Accountant’s Education Services. She has been a financial advisor to Lisa K. Simmons since prior to 2018.

Ms. Feehan has nine years of experience as a director of us, Kronos Worldwide, NL and Valhi. She also has over 45 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.

Terri L. Herrington, age 67, has served on our board of directors since 2018. Ms. Herrington is a private investor. She retired from International Paper Company, a worldwide producer of fiber-based packaging, pulp and paper, at the end of 2016. Ms. Herrington worked for International Paper for nine years, including as their vice president finance beginning in 2011, and before that as their consumer packaging vice president finance and strategy and as their vice president internal audit. Prior to joining International Paper, Ms. Herrington spent over 25 years with BP p.l.c. (and the former Amoco Corporation), a global producer of oil and gas, where she held a variety of finance and commercial positions, lastly as their global Director of Audit for Finance and Financial Control. Since 2018, Ms. Herrington has served as a director and on the audit committee of Valhi. She is a member of our audit committee.

Ms. Herrington has five years of experience on the boards of directors and audit committees of CompX and Valhi. She also has senior executive, operating, corporate governance, finance, and financial accounting oversight experience from two publicly-traded companies for which she formerly served.

Scott C. James, age 57, has served on our board of directors since 2021, as our chief executive officer since 2017, as our president since 2014, and as president of both of our divisions, CompX Security Products and CompX Marine, since 2002 and 2005, respectively. He served as our chief operating officer from 2014 to 2017 and as our vice president from 2002 to 2014. Mr. James has served in various sales, marketing and executive positions with us since 1992.

Mr. James has over 30 years of experience serving CompX, in which he developed general management, senior executive, corporate governance, finance and financial accounting oversight experience.

Kevin B. Kramer, age 63, has served as senior vice president, chief commercial and marketing officer for Allegheny Technologies, Incorporated, a publicly traded global manufacturer of specialty materials and components supplying the aerospace, defense, energy, medical, consumer electronics and automotive industries, since 2014. Prior to joining Allegheny Technologies, Mr. Kramer worked for Stoneridge, Inc. where he was president—Stoneridge wiring division and vice president from 2012 to 2014. Earlier experience includes serving as president—growth initiatives and president—wheel and transportation products for Alcoa, Inc. from 2004 to 2012 and serving in various roles for Goodyear Tire and Rubber Company from 1983 to 2004. Since 2022, Mr. Kramer has served as a director and on the audit committee of Valhi. He is a member of our audit committee.

Mr. Kramer has one year of experience on the boards of directors and audit committees of Valhi and CompX. He also has senior executive, operating, corporate governance, finance, and financial accounting oversight experience from a publicly-traded company and other companies for which he has served.

Ann Manix, age 70, has served on our board of directors since 1998. Since 2014, Ms. Manix has served as a director of Blue Canyon Partners, Inc., a global management consulting firm. She served on the global market intelligence, consulting and financial advisory team for Ducker Worldwide, LLC, a privately held industrial research firm, since prior to 2014, and as a managing partner for the firm from 1994 until 2006. Additionally, she has served as a principal of Summus, Ltd., a strategic consulting firm, since 2008. She is chair of our management development and compensation committee and a member of our audit committee.

Ms. Manix has over 24 years of experience on our board of directors and audit committee and 21 years of experience on our management development and compensation committee. She has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which she formerly served.

Michael S. Simmons, age 51, has served as our vice chairman of the board since January 2023 and on our board of directors since May 2022. He previously served as our executive vice president from 2022 to January 2023 and as our senior vice president and chief financial officer from 2021 to 2022. He currently serves as vice chairman of the board, president and chief executive officer of Valhi; as vice chairman of the board of Kronos Worldwide and NL; and as president and chief executive officer of Contran. He has served as a director of Valhi since May 2022 and as a director of Kronos Worldwide, NL and Contran since January 2023. Mr. Simmons has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since 2018. From 1994 to 2018, Mr. Simmons was employed by PwC, most recently as a managing director.

Mr. Simmons has extensive experience with our business. He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience with us, from one of the largest independent international public accounting firms, and from other publicly and privately held entities related to us for which he currently serves or formerly served.

Mary A. Tidlund, age 66, has served on our board of directors since 2016. Ms. Tidlund is a private investor. From 1998 to 2017, she served as the president of The Mary A. Tidlund Charitable Foundation, a charitable organization that designed and funded sustainable development projects around the world. From 1989 to 1995, she served as president and chief executive officer of Williston Wildcatters Oil Corporation, a former publicly traded oil exploration and service company. Ms. Tidlund has served as a director and on the audit committee of Valhi since 2016, and also served as a director of Valhi from 2014 to 2015. She is a member of our audit committee.

Ms. Tidlund has six years of experience on our board of directors and audit committee, and eight years of experience on the board of directors and audit committee of Valhi. She also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a publicly traded oil exploration and service company for which she formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Michael S. Simmons and Scott C. James is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Michael S. Simmons	51	Vice Chairman of the Board
Scott C. James	57	President and Chief Executive Officer
Andrew B. Nace	58	Executive Vice President
Amy Allbach Samford	48	Executive Vice President and Chief Financial Officer
Bryan A. Hanley	42	Senior Vice President and Treasurer
Jane R. Grimm	52	Vice President, General Counsel and Secretary
Bart W. Reichert	52	Vice President, Internal Audit
Amy E. Ruf	46	Vice President and Controller
Darci B. Scott	48	Vice President, Tax

Andrew B. Nace has served as our executive vice president since 2017, and previously served as our vice president from 2013 to 2017. He currently serves as executive vice president of Kronos Worldwide and NL, and as executive vice president and general counsel of Valhi and Contran. He has served as a director of Contran since January 2023. Mr. Nace has served in legal positions (including officer positions) with various companies related to us and Contran since 2003.

Amy Allbach Samford has served as our executive vice president and chief financial officer since May 2022. She previously served as our vice president and chief financial officer from 2019 to 2021. She currently serves as executive vice president and chief financial officer of Valhi, NL and Contran and as executive vice president of Kronos Worldwide. Ms. Samford has served in various accounting and financial positions (including officer positions) in various companies related to us and Contran since 2006.

Bryan A. Hanley has served as our senior vice president since May 2022 and as our treasurer since 2017. He previously served as our vice president from 2017 to 2022. He currently serves as senior vice president and treasurer of Valhi, Kronos Worldwide and NL and as Contran’s vice president and treasurer. From 2013 to 2017, Mr. Hanley served as assistant treasurer and director, investor relations of Pier 1 Imports, Inc., a retailer specializing in home furnishings and decor, and also served as its assistant treasurer from 2010 to 2013.

Jane R. Grimm has served as our general counsel since 2021 and as our vice president and secretary since 2017. She currently serves as vice president and secretary of Valhi. Ms. Grimm has served in legal positions (including officer positions) with various companies related to us and Contran since 2010.

Bart W. Reichert has served as our vice president, internal audit since 2021. He has also served as vice president, internal audit for Valhi, Kronos Worldwide and NL since 2021. From 1994 to 2021, Mr. Reichert was employed by PwC, most recently as a managing director.

Amy E. Ruf has served as our vice president and controller since 2019. She currently serves as vice president and controller of NL. Ms. Ruf has served in various accounting and financial positions in various companies related to us and Contran since 2004.

Darci B. Scott has served as our vice president, tax since 2020. She currently serves as vice president, tax – financial reporting of Valhi and as vice president, tax of NL. Ms. Scott has served in various tax accounting positions with various companies related to us and Contran since 2006.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees. Because of NL’s ownership of 87.4% of the outstanding shares of our class A common stock, we are considered a controlled company under the corporate governance standards of the NYSE American. Pursuant to the corporate governance standards, a controlled company may choose not to have a majority of independent directors, independent compensation or nominations committees or charters for these committees. We have decided not to have an independent nominations committee. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations or risk oversight committee to be considered and acted upon by the full board of directors. Applying the NYSE American director independence standards without any additional categorical standards, the board of directors has determined that Thomas E. Barry, Terri L. Herrington, Kevin B. Kramer, Ann Manix and Mary A. Tidlund are independent and have no material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE American, we have chosen not to satisfy all of the NYSE American corporate governance standards for a compensation committee and not to have a charter for our management development and compensation committee.

2022 Meetings and Standing Committees of the Board of Directors. The board of directors held five meetings and took action by written consent on one occasion in 2022. Each of our incumbent directors attended all of the board meetings and meetings of the committees on which he or she served that were held while he or she was in office during 2022. It is expected that each director nominee will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors. All of our directors who were elected at our 2022 annual stockholder meeting attended such meeting.

The board of directors has established and delegated authority to two standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes, and to our management of risk. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter. Applying the requirements of the NYSE American corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has previously determined that:

●	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and
●	Ms. Terri L. Herrington is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees. For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement. The current members of our audit committee are Thomas E. Barry (chairman), Terri L. Herrington, Kevin B. Kramer, Ann Manix and Mary A. Tidlund. Our audit committee held five meetings in 2022.

Management Development and Compensation Committee. The principal responsibilities of our management development and compensation committee are:

●	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;
●	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual incentive compensation awards;
●	to review, approve, administer and grant awards under our director stock plan; and

●	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE American director independence standards (without additional categorical standards). The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate. The committee has not exercised this right of delegation. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement. With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. The current members of our management development and compensation committee are Ann Manix (chair) and Thomas E. Barry. Our management development and compensation committee held one meeting and took action by written consent on one occasion in 2022.

Risk Oversight. Our board of directors oversees the actions we take in managing our material risks. Our management is responsible for our day-to-day management of risk. The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions. The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.

Our audit committee oversees risks associated with financial and accounting matters, including our financial reporting and internal control systems. The audit committee annually receives management’s report and assessment on the risk of fraud, and also periodically receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud. In addition, the audit committee has responsibility for facilitating the board’s process of oversight of our overall risk management approach, and in that regard the audit committee annually receives management’s report on identification and assessment (including a ranking) of our material business risks and management’s approach for providing periodic updates to the board and applicable committees.

Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.

The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees. Historically, our management has recommended director nominees to the board of directors. As stated in our corporate governance guidelines:

●	our board of directors has no specific minimum qualifications for director nominees;
●	each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and
●	the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our current and future operations.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines. The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees. While we do not have any policy regarding the diversity of our nominees, the board does consider diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees do possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities. The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE American corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings. Loretta J. Feehan serves as our chair of the board (non-executive), and our chief executive officer Scott C. James serves on our board. The board of directors believes our current leadership structure is appropriate for a controlled company under the NYSE American corporate governance standards. While there is no single organizational structure that is ideal in all circumstances, the board of directors believes that having different individuals serve as our chair of the board (non-executive) and as our chief executive officer reflects the established working relationship for these positions regarding our business and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans. In addition, the board of directors believes that since Ms. Feehan is a representative of Contran, her service as our chair of the board (non-executive) is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders. We have in the past, and may in the future, have a leadership structure in which the same individual serves as our chairman of the board and as our chief executive officer. In those instances, the individual has been, or would be expected to be, an employee or representative of Contran (or one of Contran’s subsidiaries, including us).

Pursuant to our corporate governance guidelines, our non-management directors (who are not executive officers of CompX) are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation. Our independent directors also meet at least once annually, without the participation of our other directors who are not independent. We are not required to have a lead independent director under the NYSE corporate governance standards. While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our non-management and independent directors. In 2022, we complied with the NYSE American requirements for meetings of our non-management and independent directors.

Stockholder Proposals and Director Nominations for the 2024 Annual Meeting of Stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than December 13, 2023 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2024. Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with our bylaws and SEC rules. Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For director nominations and for proposals to be brought at the 2024 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 26, 2024. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 annual meeting, notice must be submitted by the deadline for nominations under the advance notice provisions of our bylaws (that is, in most cases no later than February 26, 2024) and must include both the information required by our bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Securities Exchange Act. Proposals and nominations should be addressed to our corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620.

Communications with Directors. Stockholders and other interested parties who wish to communicate with the board of directors or its non-management or independent directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at CompX International Inc., Three Lincoln

Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. During 2022, Ann Manix and Thomas E. Barry served on the management development and compensation committee. No member of the committee:

●	was an officer or employee of ours during 2022 or any prior year;
●	had any related party relationships with us that requires disclosure under applicable SEC rules; or
●	had any interlock relationships under applicable SEC rules.

For 2022, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules. However, during 2022 Robert D. Graham (our former vice chairman of the board) was an executive officer of ours and on the board of directors of Contran when concurrently also serving as one of our directors.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code for a director or executive officer. We intend to disclose changes to or waivers from the code by posting to our website at www.compxinternational.com (under the governance section) if disclosure is required by SEC or NYSE American rules.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents. A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.compxinternational.com under the governance section.

Employee, Officer and Director Hedging. We have not adopted any policies or practices regarding hedging of our equity securities by our employees (including officers) or directors. However, our employees (including officers) and directors must comply with our insider trading policy, which applies to hedging transactions involving our securities as it does to transactions in our securities generally.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis. This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers. In 2022, we employed one of our named executive officers. Contran employed and directly compensated our five other named executive officers who provided their services to us in 2022 under our ISA with Contran.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the six persons whose compensation is summarized in the 2022 Summary Compensation Table in this proxy statement. Such phrase is not intended to refer, and does not refer, to all of our executive officers.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation. For the 2022 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2022 proxy statement. At the annual meeting, the resolution received the affirmative vote of 90.3% of the eligible votes. We considered the favorable result and determined not to make any material changes to our compensation practices.

Compensation of our Named Executive Officer Employed by Us. We have one named executive officer employed by us. Scott C. James is our president and chief executive officer and was an executive officer and employed by us for all of the last three years.

Overview. Prior to 2020, we decided to forgo long-term compensation (other than defined contribution plans that are generally available on a non-discriminatory basis to all employees) and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any. Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including Mr. James, are to:

●	have a total individual compensation package that is easy to understand;
●	encourage them to maximize long-term stockholder value; and
●	achieve a balanced compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive bonuses for our senior officers. As a result, annual compensation for Mr. James primarily consists of a base salary and a discretionary incentive bonus.

We do not base Mr. James’ compensation on any specific measure of, or formula based upon, our financial performance, although we do consider our financial performance as one factor in determining his compensation. We determine the amount of each component of such compensation solely in our collective business judgment and experience, without performing any independent market research. We have not entered into any written employment agreements with Mr. James.

Base Salary. We have established Mr. James’ annual base salary based on his responsibility and experience. We pay this portion of his compensation to provide Mr. James with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities. Our vice chairman of the board conducts an annual internal review of Mr. James’ salary level and makes a recommendation on the salary to our management development and compensation committee. The committee reviews the recommendation and may take such action, including modifications to the recommendation, as it deems appropriate. The recommendation of our vice chairman and the determinations of our management development and compensation committee are based on our evaluations of the past year annual base-salary amounts with adjustments made as a result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to Mr. James, without performing any independent market research.

In determining increases in Mr. James’ base salary for each of the last three years, we did not use any specific measure of, or formula based upon, our financial performance, although we did consider our financial performance as one factor in determining such increases. There is no specific weighting of factors in determining the increases. Mr. James’ base salary is disclosed in his salary column in the 2022 Summary Compensation Table in this proxy statement for each of the last three years.

Annual Incentive Bonus. We pay a discretionary incentive bonus annually in cash to Mr. James to motivate him to achieve higher levels of performance in attaining our corporate goals and reward him for such performance. We determine the amount of any such incentive bonus on a year-end discretionary evaluation of Mr. James’ responsibility, performance, attitude and potential. The amount of the incentive bonus is also influenced by the amount of his base salary and prior year incentive bonus, as well as our financial performance. We based our award of incentive bonuses for Mr. James primarily upon the recommendation of our vice chairman of the board and upon the determinations of our management development and compensation committee, which may take such action, including modifications to the recommendation, as it deems appropriate.

In determining Mr. James’ bonus for each of the last three years, we did not use any specific overall performance measures or any specific measure of, or formula based upon, our financial performance, although we did consider our financial performance as one factor in determining such bonuses. Additionally, there is no specific weighting of factors considered in the determination of the annual incentive bonus. We approved discretionary incentive bonuses for Mr. James in the last three years as a percentage of his base salary as follows.

	Discretionary Incentive Bonuses as a
	Percentage of Base Salary
Named Executive Officer	2020 (1)	2021 (1)	2022 (1)

Scott C. James	110%	120%	115%

(1)	These bonuses were approved by our management development and compensation committee in the first quarter of the following year, and such bonuses were paid in such following year for performance in the reported year.

The 2022 discretionary incentive bonus for Mr. James recognized, among other things, substantial growth in sales and operating income in 2022 in both of our segments as compared to 2021 and the success in scaling up our marine components segment. The 2021 discretionary incentive bonus for Mr. James recognized, among other things, substantial growth in sales and operating income in 2021 in both of our segments as compared to 2020, despite industry challenges. The 2020 discretionary incentive bonus for Mr. James recognized, among other things, strong operational management during the COVID-19 pandemic. These discretionary incentive bonuses are disclosed in the bonus column in the 2022 Summary Compensation Table in this proxy statement.

Defined Contribution Plans. We pay discretionary annual contributions to the CompX Capital Accumulation Plan, a profit sharing defined contribution plan, and The Employee 401(k) Retirement Plan, a 401(k) defined contribution plan. Participants of these plans are employees of certain of our operations. In March of each year, upon the recommendation of our chief executive officer and the approval of our management development and compensation committee, we contributed for the plan year that ended on December 31 of the prior year, subject to certain limitations under the respective plans and the U.S. Internal Revenue Code of 1986, as amended:

●	to the CompX Capital Accumulation Profit Sharing Plan, for each of the last three plan years, 7.25% of that year’s profit before taxes of the designated operations group (which for each of such years was our combined security products and marine components segments), subject to certain adjustments; and
●	to our 401(k) plan for each of the last three plan years, a matching contribution of 100% of the participants’ contributions, up to 6% of their eligible earnings (with such matching contribution being fully discretionary).

Mr. James received such contributions for each of the last three years. These contributions are included in his all other compensation column in the 2022 Summary Compensation Table in this proxy statement.

Compensation of our Named Executive Officers Employed by Contran.  For each of the last three years, certain of our named executive officers were employed by Contran and provided their services to us pursuant to our ISA with Contran. Our named executive officers who provided services to us pursuant to our ISA with Contran are as follows:

Name	Positions with CompX

Michael S. Simmons	Vice Chairman of the Board
Amy A. Samford	Executive Vice President and Chief Financial Officer
Bart W. Reichert	Vice President, Internal Audit
Amy E. Ruf	Vice President and Controller
Robert D. Graham	Former Vice Chairman of the Board

The nature of the duties of each of our named executive officers who are employees of Contran is consistent with the duties normally associated with the officer titles and positions such officer holds with us.

Intercorporate Services Agreement with Contran. We pay Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer. Such services provided under this ISA included the services of our named executive officers employed by Contran, and as a result a portion of the aggregate ISA fee we pay to Contran is paid with respect to services provided to us by such named executive officers. The nature of the duties of each of our executive officers who are employees of Contran is consistent with the duties normally associated with the officer titles and positions such officer holds with us.

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2022 under this ISA. Under the various ISAs among Contran and its subsidiaries and affiliates, we shared the cost of the employment of our executive officers employed by Contran with Contran and certain of its other publicly and privately held subsidiaries. For our named executive officers employed by Contran, the portion of the annual charge we paid for each of the last three years to Contran under this ISA attributable to each of their services, as applicable, is set forth in the 2022 Summary Compensation Table in this proxy statement. As discussed further below, the amount charged under the ISA is based upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers employed by Contran) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. The amount charged under the ISA is not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our executive officers, estimates the percentage of time that each Contran employee, including certain of our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us. Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on such estimated percentages. Contran’s aggregate cost of employing each of its employees comprises:

●	the annualized base salary of such employee at the beginning of the year;
●	an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses, if any, for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

●	Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead amount applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services. For 2020, an overhead factor of 25% was applied to the base salary to the employee to determine the estimated overhead amount. Beginning with the 2021 charge, the estimated overhead amount for each employee is determined using a headcount-based methodology and is the same amount for each individual providing services under the ISA.

Contran’s senior management subsequently make such adjustments to the details of the proposed ISA charge as they deem necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year reported in the 2022 Summary Compensation Table, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge. Among other things during such presentation, the committee was informed of:

●	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;
●	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;
●	the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;
●	the comparison of the prior year and proposed current year average hourly rate; and
●	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, as discussed above, including the cost of employing certain of our named executive officers, in the aggregate and not individually. After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding, based on their collective business judgment and experience without performing any independent market research, that:

●	the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and
●	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

●	any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and
●	the compensation policies of Contran or the amount of time our named executive officers employed by Contran are expected to devote to us because:

o	each of our named executive officers employed by Contran provides services to multiple companies related to Contran, including Contran itself, and the percentage of time devoted to each company by such named executive officers varies;
o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of such named executive officers;
o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of such named executive officers; and
o	the members of our management development and compensation committee consider the factors discussed above, applying their collective business judgment and experience, in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2022, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis. Section 162(m) of the Code generally disallows an income tax deduction to publicly held companies for compensation over $1.0 million paid to the company’s chief executive officer, chief financial officer and three other most highly compensated executive officers. To the extent any individual’s charge to a publicly held company under the ISA was in excess of $1.0 million, the deductibility by the company of the charge for income tax purposes would be limited under Section 162(m), if such section were to be deemed applicable as it relates to the ISA. In 2020, 2021 and 2022 the ISA did not include, and in 2023 the ISA will not include, charges in excess of $1.0 million for any individual. In the event the fee we would pay to Contran under our ISA with Contran were ever to include the services for any individual with an ISA charge in excess of $1.0 million, Contran has agreed to absorb the impact of any such income tax deduction disallowance.

No Director Fees or Equity-Based Compensation for Executive Officers.  Our executive officers, including our named executive officers, are not eligible to receive cash or equity-based compensation for their service on our board of directors. For the years reflected in the 2022 Summary Compensation Table, we did not pay any compensation to Mr. Graham, Mr. James or Mr. Simmons for their service as one of our directors.

Prior to 2020, we decided to forgo the grant of any equity compensation other than annual awards of stock to our directors, as discussed above. We also do not have any security ownership requirements or guidelines for our management, although we do have stock ownership guidelines for our non-employee directors. We do not currently anticipate any equity-based compensation will be granted in 2023, other than the annual grants of stock to our directors who are not employees of Contran or one of its subsidiaries or affiliates.

Compensation Committee Report. The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement. Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The members of our management development and compensation committee submit the foregoing report as of March 1, 2023.

Ann Manix	Thomas E. Barry
Chair of our Management Development and Compensation Committee	Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The 2022 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, our chief financial officer, each of the three other most highly compensated individuals (based on ISA charges to us) who were our executive officers at December 31, 2022, and an additional individual who served as an executive officer until December 31, 2022 and is required to be included pursuant to SEC rules. Other than Mr. James, all of our named executive officers were employees of Contran for their years reported in this table and provided their services to us and our subsidiaries pursuant to our ISA with Contran. For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2022 Summary Compensation (1)

Name and Principal					Stock	All Other
Position	Year	Salary		Bonus	Awards	Compensation		Total

Michael S. Simmons (2)	2022	$229,000	(3)	$-0-	$-0-	$-0-		$229,000
Vice Chairman of the	2021	184,000	(3)	-0-	-0-	-0-		184,000
the Board

Scott C. James	2022	563,300		650,000	-0-	45,583	(4)	1,258,883
President and Chief	2021	519,232		625,000	-0-	41,025	(4)	1,185,257
Executive Officer	2020	499,358		550,000	-0-	32,832	(4)	1,082,190

Amy A. Samford (2)	2022	292,000	(3)	-0-	-0-	-0-		292,000
Executive Vice President	2021	194,000	(3)	-0-	-0-	-0-		194,000
and Chief Financial	2020	287,000	(3)	-0-	-0-	-0-		287,000
Officer

Amy E. Ruf	2022	339,000	(3)	-0-	-0-	-0-		339,000
Vice President and	2021	327,000	(3)	-0-	-0-	-0-		327,000
Controller	2020	286,000	(3)	-0-	-0-	-0-		286,000

Bart W. Reichert (2)	2022	161,000	(3)	-0-	-0-	-0-		161,000
Vice President, Internal
Audit

Robert D. Graham	2022	719,000	(3)	-0-	-0-	-0-		719,000
Former Vice Chairman of	2021	606,000	(3)	-0-	-0-	-0-		606,000
the Board	2020	659,000	(3)	-0-	-0-	-0-		659,000

(1)	Certain non-applicable columns have been omitted from this table.
(2)	Mr. Simmons was elected as our vice chairman of the board as of January 1, 2023; he served as our chief financial officer until May 2022, when Ms. Samford succeeded him in that position, and on December 31, 2022 he was our executive vice president. Mr. Simmons is one of our named executive officers only for 2021 and 2022. Mr. Reichert is one of our named executive officers only for 2022.
(3)	The amounts shown in the table as salary compensation for Messrs. Graham, Reichert and Simmons and Mses. Ruf and Samford represent the portion of the fees we paid to Contran pursuant to the ISA attributable to the services each of these officers rendered to us. The ISA charges disclosed for Contran employees who perform executive officer services for us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement. Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the aggregate proposed ISA fee with Contran. As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held parent or sister company of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.
(4)	All other compensation for Mr. James for each of the last three years consisted of our matching contributions to his account under our 401(k) Plan and our contributions to his account under the CompX Capital Accumulation Plan, a defined contribution plan, as follows:

All other compensation for Mr. James for each of the last three years consisted of our matching contributions to his account under our 401(k) Plan and our contributions to his account under the CompX Capital Accumulation Plan, a defined contribution plan, as follows:

		Employer’s
	Employer’s 401(k) Plan	Capital Accumulation
	Matching	Plan
Year	Contributions	Contributions	Total

2022	$18,300	$27,283	$45,583
2021	17,400	23,625	41,025
2020	17,100	15,732	32,832

See the discussion of our retirement plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

No Grants of Plan-Based Awards. During 2022, no named executive officer received any plan-based awards from us or our subsidiaries.

No Outstanding Equity Awards at December 31, 2022. At December 31, 2022, none of our named executive officers held outstanding stock options to purchase shares of our class A common stock (or common stock of our parent companies), or held any equity incentive awards for such shares.

No Option Exercises or Stock Vested. During 2022, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.

Pension Benefits. We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation. We do not owe any nonqualified deferred compensation to our named executive officers.

Pay Ratio Disclosure. SEC rules require annual disclosure of the ratio of a registrant’s median employee’s annual total compensation to the total annual compensation of its chief executive officer.  For 2022, the total annual compensation (as disclosed in the 2022 Summary Compensation Table) of Scott C. James, our chief executive officer, is $1,258,883; the reasonable estimate of the median of the annual total compensation of all of our employees except our chief executive officer, calculated in a manner consistent with Item 402(u) of Regulation S-K, is $65,257; and the ratio of such two amounts is 19 to 1.

For purposes of this disclosure, our “median employee” was estimated using a simple random sample statistical sampling technique, pursuant to which we and each of our consolidated subsidiaries selected every seventh employee listed on their first payroll register for the month of October 2020. Based on such random sample of our employees, and using the 2020 base salary (or equivalent for hourly employees) for each employee in such random sample as reflected in our payroll records, the median employee was estimated by determining the employee in such random sample who had the median 2020 base salary (or equivalent for hourly employees). Base salary (or equivalent) amounts were annualized for any employee who had less than a full year of service during 2020. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure, except that the median employee that we identified in October 2020 left the company during 2021. As permitted by SEC rules we identified a new median employee, whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.

Director Compensation. Our directors who are not employees of Contran or one of its subsidiaries or affiliates (including us) are eligible to receive compensation for service as directors. The table below reflects the annual rates of their retainers for 2022.

	2022
	Director Retainers

Each director	$40,000	*

Chair of the board	$50,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$45,000

Other members of our audit committee	$25,000

Members of our other committees	$5,000

*	Effective July 1, 2022, the annual retainer for directors was increased from $25,000 to $40,000.

Additionally, our eligible directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees. If a non-employee director who was first elected to our board prior to 2022 dies while serving on our board of directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As preapproved by our management development and compensation committee, on the day of each of our annual stockholder meetings, each of our eligible directors elected on that day receives a grant of shares of our common stock under our 2012 Director Stock Plan, with the number of shares received by each eligible director equal in value to $20,000 (rounded up or down to the nearest 50 shares), based on the closing price of a share of our common stock on the date of grant, but not more than 10,000 shares. These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws. Our corporate governance guidelines include stock ownership guidelines for our non-employee directors (that is, directors who are not employed by us or one of our affiliates), which provide that non-employee directors may not sell shares of our common stock acquired as part of the annual stock grants unless, immediately after any such sale, they will hold a number of shares of our common stock (including shares owned by their immediate family members residing in the same household) having a value of at least three times our base annual cash retainer for service as a director.

The following table provides information with respect to compensation each of our eligible directors earned for their 2022 director services provided to us.

2022 Director Compensation (1)

	Fees Earned or
Name	Paid in Cash (2)	Stock Awards (3)	Total
Thomas E. Barry	$88,500	$19,638	$108,138
Loretta J. Feehan	88,500	19,638	108,138
Terri L. Herrington	83,500	19,638	103,138
Kevin B. Kramer (4)	36,500	19,638	56,138
Ann Manix	68,500	19,638	88,138
Mary A. Tidlund	63,500	19,638	83,138

(1)	Certain non-applicable columns have been omitted from this table.
(2)	Represents cash retainers and meeting fees the director earned for director services he or she provided to us in 2022.
(3)

Represents the value of 900 shares of our class A common stock we granted to each of the eligible directors on May 25, 2022.  For the purposes of this table, we valued these stock awards at the $21.82 closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)	Mr. Kramer became a director of CompX in May 2022.

Pay Versus Performance. The Pay Versus Performance Table below summarizes compensation values previously reported in the Summary Compensation Table of our proxy statements and other information, as required by SEC rules. We did not use any specific financial performance measures to link executive compensation of our named executive officers to company performance for 2022; see the discussion in the Compensation Discussion and Analysis section of this proxy statement. As used in this section (including the charts below), “NEOs” means the persons designated in our proxy statement as our named executive officers for the applicable year, and “PEO” means our principal executive officer.

Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Value of Initial Fixed $100
			Average		Investment Based on:
			Summary	Average		Peer
	Summary		Compensation	Compensation	CompX	Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	Income
	for PEO (1)	to PEO (1)(2)	NEOs (3)	NEOs (2)(3)	Return (4)	Return (4)	($ in
Year	($)	($)	($)	($)	($)	($)	thousands)
2022	1,258,883	1,258,883	348,000	348,000	172	65	20,871
2021	1,185,257	1,185,257	321,800	321,800	187	96	16,568
2020	1,082,190	1,082,190	400,500	400,500	114	108	10,323
2019	1,064,365	1,064,365	341,600	341,600	113	87	15,998
2018	1,014,565	1,014,565	449,000	449,000	104	81	15,325

(1)	The only PEO for each year reflected in the table is Scott C. James.
(2)	For purposes of this table, the term “compensation actually paid” is the total compensation reported in the Summary Compensation Table in our proxy statement, adjusted (if applicable) as required by SEC rules; no such adjustments are applicable for the officers and years reported in this table. See the footnotes to our Summary Compensation Table in the applicable year’s proxy statement for a discussion of what we report for compensation for our named executive officers who are Contran employees and perform services to us and our subsidiaries pursuant to the ISA.
(3)	The non-PEO NEOs for each year were as follows:

2022: Michael S. Simmons, Amy A. Samford, Amy E. Ruf, Bart W. Reichert, Robert D. Graham

2021: Robert D. Graham, Andrew B. Nace, Michael S. Simmons, Amy E. Ruf, Amy A. Samford

2020: Robert D. Graham, Andrew B. Nace, Amy A. Samford, Amy E. Ruf

2019: Robert D. Graham, Kelly D. Luttmer, Andrew B. Nace, Amy A. Samford, James W. Brown

2018: Robert D. Graham, Andrew B. Nace, Gregory B. Swalwell, James W. Brown

(4)	Total shareholder return (TSR) amounts show the value at December 31 of each year, assuming an original investment of $100 at December 31, 2017 and reinvestment of cash dividends and other distributions to stockholders. For the peer group TSR, the peer group is comprised of the same companies as in our performance graph in Part II, Item 5 of our annual report on Form 10-K for the fiscal year ended December 31, 2022, namely The Eastern Company and Strattec Security Corporation.

The following chart shows the relationship between the amounts in columns (c) and (c-2) and in column (e) of the Pay Versus Performance Table, and the total shareholder return (TSR) amounts in columns (f) and (g) of the Pay Versus Performance Table. It also shows the relationship between our TSR and the peer group TSR.

The following chart shows the relationship between the amounts in columns (c) and (c-2) and in column (e) of the Pay Versus Performance Table, and our net income as shown in column (h) of the Pay Versus Performance Table.

Compensation Policies and Practices as They Relate to Risk Management. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the following:

●	we do not grant equity awards to our employees, officers or other persons who provide services to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

●	our executive officers employed by us are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee an executive officer a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;
●	our other key employees are eligible to receive bonuses based on the achievement of a specified performance or financial target based on our business plan for the year, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:
o	our executive officers, who are responsible for establishing and executing such business plan, are not eligible to receive bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and
o	there exist ceilings for our other key employee bonuses (which are not a significant part of their compensation) regardless of the actual level of our financial performance achieved;
●	our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;
●	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and
●	our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants. Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE American and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2022 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy. From time to time, we engage in transactions with affiliated companies. Pursuant to our Policy Regarding Related Party Transactions, or RPT Policy, all related party transactions (as defined in the RPT Policy) to which we are or are proposed to be a party are approved or (where permitted) ratified by our audit committee (unless another committee of our board of directors composed solely of independent directors, or all of the independent directors of our board, shall have approved the related party transaction). For certain ongoing related party transactions to which we are a party (referred to as ordinary course of business related party transactions), such approval or ratification shall occur no less frequently than once a year. The RPT Policy is available on our website at www.compxinternational.com under the governance section.

During 2022, our audit committee reviewed and approved the following ordinary course of business related party transactions to which we are a party in accordance with the terms of such RPT Policy, each of which was part of an ongoing program or agreement that had been previously approved:

●	Risk management program – a program pursuant to which Contran and certain of its subsidiaries and related entities, including us, as a group purchase insurance coverage and risk management services, with the costs thereof apportioned among the participating companies;
●	Tax sharing agreement– our tax sharing agreement with NL pursuant to which cash payments for income taxes are periodically paid by us to NL or received by us from NL, as applicable (such tax sharing agreement being appropriate, given that we and our qualifying subsidiaries are members of the consolidated U.S. federal income tax return, and certain state and local jurisdiction income tax returns, of which Contran is the parent company); and
●	Cash management loans – our unsecured revolving credit facility with Valhi, which in 2022 provided for loans by us to Valhi of up to $30 million.

Each of these ordinary course of business related party transactions, and the actions taken by the audit committee in fulfilling its duties and responsibilities under the RPT Policy, are more fully described below.  Our audit committee was not required to approve the fee we paid to Contran in 2022 under our intercorporate services agreement with Contran, because such intercorporate services fee is approved by all of the independent directors of our board, as more fully described below. In addition, the independent directors of our board approved our repurchase of a small number of shares from Contran, as more fully described below. During 2022, we were not a party to any other related party transactions (ordinary course of business related party transactions or otherwise) requiring approval or ratification under the RPT Policy.

Relationships with Related Parties. As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons and the Family Trust may be deemed to control us. We and other entities that may be deemed to be controlled by or related to Ms. Simmons and the Family Trust sometimes engage in the following:

●	intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and
●	common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Simmons and the Family Trust.

Certain directors or executive officers of Contran, NL, Kronos or Valhi also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as are appropriate for the particular transaction and as are consistent with the provisions of the RPT Policy.

Intercorporate Services Agreements. As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, insurance claims management, risk management, real estate management, environmental management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs. Generally, each of the ISAs renews on a quarterly basis subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer. See the Compensation of our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2022 fee charged to us under our ISA with Contran.

In 2022, we paid Contran fees of approximately $3.4 million for its services under our ISA with Contran, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed in the 2022 Summary Compensation Table in this proxy statement. In 2023, we expect to pay Contran fees of approximately $3.1 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran

Risk Management Program. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance coverage and risk management services. The program apportions its costs among the participating companies.

Tall Pines is a captive insurance company wholly owned by Valhi that underwrites certain insurance policies to Contran and certain of its subsidiaries and related entities, including us. Tall Pines purchases reinsurance from highly rated (as determined by A.M. Best or other internationally recognized ratings agency) third-party insurance carriers for substantially all of the risks it underwrites. Consistent with insurance industry practices, Tall Pines receives commissions from reinsurance underwriters and/or assesses fees for certain of the policies that it underwrites. Insurance policies that are not underwritten by Tall Pines are purchased from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) or equivalent rating.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, and in the event that the available coverage under a particular policy would become exhausted by one or more claims, Contran and certain of its subsidiaries and affiliates, including us, have entered into a loss sharing agreement under which any uninsured loss arising because the available coverage had been exhausted by one or more claims will be shared ratably by those entities that had submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risk associated with the potential for any uninsured loss.

Following NL’s sale of EWI’s insurance and risk management business to a third party in November 2019, the third-party brokerage and risk management company that purchased the business became the broker for Contran’s and our insurance policies and Tall Pines’ reinsurance policies and provides risk management services for Contran and its subsidiaries, including us. Accordingly, Contran and its subsidiaries and affiliates participating in the combined risk management program continue to have access to the experienced risk management personnel formerly with EWI, including in the areas of loss controls and claims management.

During 2022, we paid approximately $3.3 million under the combined risk management program. This amount principally represents premiums and fees for insurance, including approximately $1.0 million for policies underwritten by Tall Pines. The full amount also includes reimbursements to insurers or reinsurers of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for risk management services and various other third-party fees and expenses incurred by the program. We expect that these relationships will continue in 2023.

In November 2022, our management made a presentation to our audit committee regarding our participation in the combined risk management program. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	the premiums for the insurance policies are set by the underwriters for the insurance or reinsurance carriers bearing the risk, which in almost all cases are third parties (and where Tall Pines retains risk, the premiums are based on quotes provided by third parties), without any markup by Tall Pines or the combined risk management program;
●	the method by which the insurance premiums are allocated among the companies participating in the risk management program is generally the same as the basis used by the insurance or reinsurance carriers to establish the premiums for such insurance/reinsurance (i.e. the dominant premium factor, which is the factor that has the greatest impact on the premium, such as revenues, payroll or employee headcount);
●	the commissions received by Tall Pines from the reinsurance underwriters and the fees assessed by Tall Pines for certain policies it so underwrites are in amounts equal to the commissions or fees which would be received by third-party underwriters;
●	the insurance coverages provided to us by the risk management program are sufficient and adequate for our purposes; and
●	the benefits of our participation in the risk management program include, among others, (a) greater spread of risk among the companies participating in the risk management program provides us with the ability to obtain broader coverage, with strong/solvent underwriters, at a reduced cost as compared to the coverage and cost that would be available if we were to purchase insurance on a stand-alone basis, (b) the ability to obtain centralized premium and claims reporting, and (c) the ability to have access to experienced risk management personnel, including in the areas of loss controls and claims processing.

As part of such presentations, our chief financial officer, after consultation with other members of our management, advised the committee of her belief that our participation in the risk management program, including the allocation of its costs among us and the other entities participating in the risk management program, is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties. She then provided the committee with her recommendation that the committee reapprove, adopt and ratify our participation in the risk management program in all respects.

After considering the information contained in the presentations, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that our participation in the risk management program is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee reapproved, adopted and ratified our participation in the risk management program in all respects.

Tax Matters. We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.” We are also a party to a tax sharing agreement with Contran and NL. As a member of the Contran Tax Group and pursuant to the tax sharing agreement, we and our qualifying subsidiaries compute our provision for U.S. income taxes on a separate company basis using tax elections made by Contran. Pursuant to the tax sharing agreement and using tax elections made by Contran, we make payments to or receive payments from NL in amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are limited to amounts previously paid under the tax sharing agreement. We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions, and the terms of the tax sharing agreement also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group. Under our tax sharing agreement with NL, NL has agreed to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax sharing agreement.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis. In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections. For 2022, pursuant to our tax sharing agreement, we made net cash payments for income taxes to NL of approximately $7.8 million.

In March 2022, our management made a presentation to our audit committee regarding our tax sharing agreement with Contran and NL. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	the tax sharing agreement is consistent with accounting principles generally accepted in the United States of America, and consistent with applicable law and regulations; and
●	our income tax accounts are included in the scope of the annual audit of our consolidated financial statements performed by PwC, and PwC makes periodic reports to the committee regarding income tax matters related to us.

As part of such presentation, our then-serving chief financial officer and our vice president, tax advised the committee of their belief that the terms of the tax sharing agreement are consistent with the terms of applicable law and regulations, and are fair and reasonable to us, and are on terms no less favorable than would be present if we were not a party to the tax sharing agreement, and provided the committee with their recommendation that the committee approve, adopt and ratify the tax sharing agreement in all respects.

After considering the information contained in the presentations, including the recommendation of our chief financial officer and vice president, tax, and following further discussion and review by the audit committee, our audit committee determined that the terms of the tax sharing agreement are fair and reasonable to us and on terms no less favorable than would be present if we were not a party to the tax sharing agreement, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified the tax sharing agreement in all respects.

Related Party Loans for Cash Management Purposes. From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes pursuant to our cash management program. When we loan funds to related parties, we are generally able to earn a higher rate of return on the loan than we would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When we have outstanding indebtedness, we may still decide to enter into a loan to a related party either because the interest rate on the loan to the related party is at a higher rate of return as compared to the interest rate we are paying on our outstanding indebtedness, or the funds we would be loaning to the related party would not otherwise be used to pay down the outstanding indebtedness (such as, for example, in the case when the outstanding indebtedness has a maturity longer than the maturity of the loan to the related party). When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

During 2022, we had an unsecured revolving promissory note with Valhi whereby we agreed to loan Valhi up to $30 million, bearing interest at the prime rate plus 1.00% (8.5% at December 31, 2022), payable quarterly, with all principal and unpaid interest due on demand, but in any event no earlier than December 31, 2023. At December 31, 2022, this unsecured revolving promissory note was amended, per prior general authorization from our audit committee, to reduce the borrowing limit to $25 million and to extend the demand period to no earlier than December 31, 2024. The agreement contains no financial covenants or other financial restrictions. Loans made to Valhi at any time under the agreement are at our discretion. During our fiscal year ended January 1, 2023, we made aggregate loans to Valhi of $24.3 million, Valhi repaid an aggregate of $29.8 million, and the largest amount of principal outstanding under the loan was $19.1 million. At December 31, 2022, the outstanding balance of such loan to Valhi was $13.2 million. During 2022, we earned aggregate interest under this note (including unused commitment fees) of approximately $1.0 million.

In March 2022, our management made a presentation to our audit committee regarding our loan to Valhi. Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):

●	We have no outstanding indebtedness;
●	We receive an unused commitment fee of 50 basis points per annum, payable quarterly;
●	The interest rate we would earn on any outstanding borrowings by Valhi would be higher than the rate of return we would earn on any of our funds available for investment; and
●	The interest rate we would earn on any outstanding borrowings by Valhi would be an interest rate no less than (and generally greater than) the interest rate which a lender would be earning under certain debt facilities of three of our competitors.

As part of such presentation, our then-serving chief financial officer, after consultation with our treasurer and other members of our management, advised the committee of his belief that the terms of our loan to Valhi are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with his recommendation that the committee approve, adopt and ratify our loan to Valhi, as most recently amended, in all respects.

After considering the information contained in the presentation, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that the terms of our loan to Valhi are fair and reasonable to us, and are on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified our loan to Valhi in all respects.

Repurchase of Shares from Contran. On June 1, 2022, CompX purchased from Contran the 5,900 shares of Class A common stock of CompX that Contran had owned for many years. CompX paid Contran an aggregate cash purchase price of $129,446 for the shares, with the per-share purchase price calculated as the average closing price of the stock for the ten days immediately preceding the date of the purchase.

In May 2022, our management made a presentation to our board of directors regarding our repurchase of 5,900 shares from Contran. Among other things during such presentation, the board of directors was informed of how the purchase price would be calculated, and the benefits of a simplified ownership structure. After considering the information contained in the presentation, and following further discussion and review by the independent directors, our independent directors determined that the terms of the repurchases were fair and reasonable to us and on terms no less favorable than we could otherwise obtain from an unaffiliated third party, in each case based on the collective business judgment and experience of the directors, and the independent directors approved the terms of the share repurchase from Contran.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is composed of five directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE American and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules. The audit committee charter is available on our website at www.compxinternational.com under the governance section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion on the conformity of the financial statements with GAAP.

Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audit of our consolidated financial statements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit. Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audit they will perform, and the committee meets with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audit. Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter, including the oversight of the performance of internal audit and the approval or ratification of certain related party transactions in accordance with the terms of our RPT Policy, as discussed above in the Certain Relationships and Transactions section in this proxy statement.

In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements with management and with PwC, our independent registered public accounting firm for 2022. Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC. Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2022 were fairly stated in accordance with GAAP. Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process. Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations. PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence. Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2022 Annual Report on Form 10-K for filing with the SEC.

The members of our audit committee respectfully submit the foregoing report as of March 1, 2023.

Thomas E. Barry Chairman of our Audit Committee	Ann Manix Member of our Audit Committee

Terri L. Herrington Member of our Audit Committee	Mary A. Tidlund Member of our Audit Committee

Kevin B. Kramer Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm. PwC served as our independent registered public accounting firm for the year ended December 31, 2022. Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2023. We expect PwC will be considered for appointment to:

●	review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2023 and the first quarter of 2024; and
●	audit our annual consolidated financial statements for the year ending December 31, 2023.

Representatives of PwC are not expected to attend our 2023 annual stockholder meeting.

Fees Paid to PricewaterhouseCoopers LLP. The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2021 and 2022. Additional fees for 2022 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2022 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, we have similarly adjusted the audit fees shown for 2021 from the amounts disclosed in our 2022 proxy statement.

Type of Fees	2021	2022

	(in thousands)
Audit Fees (1)	$994	$1,026
Audit-Related Fees (2)	-0-	-0-
Tax Fees (3)	-0-	-0-
All Other Fees	-0-	-0-
Total	$994	$1,026

(1)	Fees for the following services:
(a)	audits of consolidated year-end financial statements for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.
(2)	Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services might include accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.
(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures. For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries. We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy. Pursuant to the policy:

●	the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and
●	for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

●	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;
●	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;
●	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and
●	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2022, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2

NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background. Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal. Our stockholders have approved an annual frequency for these Say-on-Pay proposals, and the future frequency of the Say-on-Pay proposal is the subject of the nonbinding advisory vote in Proposal 3 (Say-When-on-Pay). After the 2023 annual meeting of stockholders, the next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2029 annual meeting of stockholders.

Say-on-Pay Proposal. This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation. The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers. This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general. Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the affirmative vote of the holders of the majority of the class A shares of common stock present in person or represented by proxy at the 2023 annual stockholder meeting and entitled to vote on the subject matter, the stockholders of CompX International Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2022 Summary Compensation Table in the 2023 annual meeting proxy statement of CompX International Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal. The Say-on-Pay proposal is nonbinding and advisory. Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required. Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal. The proposed resolution provides that the nonbinding affirmative vote of the holders of the majority of the class A shares of common stock present in person or represented by proxy at the 2023 annual meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes, if any, will not be counted as entitled to vote and will have no effect on this proposal.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

NONBINDING ADVISORY PREFERRED FREQUENCY FOR STOCKHOLDERS TO CONSIDER APPROVING EXECUTIVE COMPENSATION

Background of this Proposal. Section 14A of the Securities Exchange Act also requires a publicly held company to hold, no less frequently than every six years, a nonbinding advisory stockholder vote with respect to the preferred frequency of the vote on subsequent Say-on-Pay proposals. Publicly held companies must give stockholders the choice of whether to cast a nonbinding advisory vote on the Say-on-Pay proposal every year, every other year or every third year, which we refer to as the “Say-When-on-Pay” proposal. Our last Say-When-on-Pay proposal was in 2017, when our stockholders approved an annual Say-on-Pay. SEC rules require that:

●	our stockholders also have the option to abstain from making a choice; and
●	we disclose in the next periodic report we file with the SEC, our decision in light of the nonbinding advisory vote on the Say-When-on-Pay proposal how frequently we will include in our proxy materials a Say-on-Pay proposal.

Say-When-on-Pay Proposal. This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this proposal, stockholders may vote to have the Say-on-Pay proposal every year, every other year or every third year or abstain from voting. Stockholders are not voting to approve or disapprove the recommendation of our board of directors that we hold an annual vote on the Say-on-Pay proposal. We believe that giving our stockholders the right to cast an advisory vote every year on our executive compensation is a good corporate governance practice.

Effect of the Proposal. This Say-When-on-Pay proposal is nonbinding and advisory. Our board of directors may decide that it is in the best interests of us and our stockholders to hold a nonbinding advisory vote on the Say-on-Pay proposal more or less frequently than the option our stockholders choose by a plurality of the affirmative votes. We currently plan to follow the nonbinding advisory vote of our stockholders on this proposal.

Vote Required. Because there are multiple choices and this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve a certain frequency of future Say-on-Pay proposals. Accordingly, if you indicate on the proxy card that you approve one of the options other than abstain, we will deem that you consent that a plurality of the affirmative votes will determine, on a nonbinding advisory basis, the frequency of future Say-on-Pay proposals preferred by our stockholders. Since this proposal needs only receive the plurality of affirmative votes from the holders represented and entitled to vote at the meeting, an abstention or a broker/nominee non-vote on this proposal will have no effect on its outcome.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the approval of an annual Say-on-Pay proposal. If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will, on a nonbinding advisory basis, approve an annual Say-When-on-Pay.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” (AS OPPOSED TO TWO YEARS OR THREE YEARS) AS THE PREFERRED FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NONBINDING ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2022 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.compxinternational.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. You should notify your brokerage firm or other nominee if:

●	you no longer wish to participate in householding and would prefer to receive separate proxy materials; or
●	you receive multiple copies of the proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2022 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2022 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of Jane R. Grimm, corporate secretary, at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2620, or call her at 972.233.1700.

COMPX INTERNATIONAL INC.

Dallas, Texas
April 11, 2023

COMPX INTERNATIONAL INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

CompX International Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPX INTERNATIONAL INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2023

The undersigned hereby appoints Scott C. James, Jane R. Grimm and Amy A. Samford, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2023 Annual Meeting of Stockholders (the “Meeting”) of CompX International Inc., a Delaware corporation (“CompX”), to be held at Three Lincoln Centre Conference Center, 5430 LBJ Freeway, Suite 350, Dallas, Texas 75240-2620 on Wednesday, May 24, 2023, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of class A common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT
THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.

If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 or proposal 3, the agents will vote “FOR” each such nominee for election as a director, “FOR” proposal 2 and “1 YEAR” for proposal 3. To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder
Meeting to Be Held on May 24, 2023.

The proxy statement and annual report to stockholders (including CompX’s Annual Report on
Form 10-K for the fiscal year ended December 31, 2022) are available at
http://www.viewproxy.com/CompX/2023.

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and 1 YEAR for Proposal 3.

1.	Director Nominees:			2. Say-on-Pay, nonbinding advisory vote approving executive compensation

	01. Thomas E. Barry	☐ FOR	☐ WITHHOLD	☐ FOR ☐ AGAINST ☐ ABSTAIN
	02. Loretta J. Feehan	☐ FOR	☐ WITHHOLD
	03. Terri L. Herrington	☐ FOR	☐ WITHHOLD	3. Nonbinding advisory vote on the preferred frequency of executive officer compensation votes. ☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN
	04. Scott C. James	☐ FOR	☐ WITHHOLD
	05. Kevin B. Kramer	☐ FOR	☐ WITHHOLD
	06. Ann Manix	☐ FOR	☐ WITHHOLD	4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.
	07. Michael S. Simmons	☐ FOR	☐ WITHHOLD
08. Mary A. Tidlund		☐ FOR	☐ WITHHOLD

WILL ATTEND THE MEETING ☐
Date , 2023

Signature

Signature

Note: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Change of Address - Please print new address below.
CONTROL NUMBER

FOLD AND DETACH HERE AND READ THE REVERSE SIDE.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/CIX Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.